Issuer Free Writing Prospectus
Dated November 20, 2018
Filed Pursuant to Rule 433
Registration No. 333-228212

TENAX THERAPEUTICS

Corporate Presentation

November 2018

Safe Harbor Statement

This presentation contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company's judgment as of the date of this presentation. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to matters beyond the Company's control that could lead to delays in the clinical study, new product introductions and customer acceptance of these new products; matters beyond the Company's control that could impact the Company's continued compliance with Nasdaq listing requirements; the impact of management changes on the Company's business and unanticipated charges, costs and expenditures not currently contemplated that may occur as a result of management changes; and other risks and uncertainties as described in the Company's filings with the Securities and Exchange Commission, including in its annual report on Form 10-K filed on April 2, 2018, as well as its other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this presentation. Statements in this presentation regarding management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Statement About Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited therein.

We have filed a Registration Statement on Form S-1/A with the SEC, including a preliminary prospectus dated November 20, 2018 (the "Prospectus"), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents filed with the SEC and incorporated by reference into the Prospectus, for more complete information about us and the offering. You may obtain these documents, including the Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or the underwriter participating in the offering will arrange to send you the Prospectus if you request it by contacting Ladenburg Thalmann & Co. Inc., at 277 Park Avenue, 26th Floor, New York, NY 10172, by calling (800) 573-2541 or by email at prospectus@ladenburg.com.

Mission Statement


Cardiac
Pulmonary

Specialty pharmaceutical company focused on identifying and developing therapeutics that address diseases with high unmet medical need with an initial therapeutic focus on Cardio-Pulmonary diseases.

Investment Highlights

- **Levosimendan**
  - Novel, first in class calcium sensitizer/K-ATP activator with unique triple mechanism of action
  - Approved in over 60 countries for use in hospitalized patients with acute decompensated heart failure
    - >1000 PubMed publication citations
  - Hold US and Canada development and commercialization rights

- **Initiated Phase 2 trial for PH-HFpEF in Q4 2018**
  - Significant unmet medical need with no approved therapies
  - Positive preclinical and clinical data support moving forward in Pulmonary Hypertension
  - 36 patient multi-center, double blind, placebo-controlled study
  - Open-label lead in phase to identify responders ahead of randomization

TENAX THERAPEUTICS

Rationale for Development of Levosimendan in PH-HFpEF

- **Mechanistic rationale for Levosimendan in PH-HFpEF**
  - Including mechanisms directed at right heart failure
- **Leverage positive levosimendan clinical study data**
  - Positive Phase 2 pulmonary hypertension study data
  - Positive right heart failure data
- **Capitalize on PH-HFpEF advisors expertise and advocacy**
  - Validate clinical development strategy with PH-HFpEF experts
- **Efficient and timely Phase 2 trial**
- **Commercially attractive market with no approved therapies**
  - Large potential market - estimated US PH-HFpEF >2,000,000
  - High value chronic therapy that addresses a large unmet medical need
  - High mortality (up to 50% at 5 years) and poor quality of life
  - Potential IV levosimendan exclusivity as NCE

Pulmonary Hypertension WHO Classification Levosimendan Development Focused on Group 2


Pulmonary hypertension(1)
WHO group 1
Pulmonary arterial hypertension
WHO group 2
Pulmonary hypertension due to left-sided heart disease
Includes Pulmonary Hypertension with Preserved Ejection Fraction (PH-HFpEF) estimated U.S. prevalence >2.0 million (2,3,4)
WHO group 3
Pulmonary hypertension due to lung disease or hypoxia
WHO group 4
Chronic thromboembolic pulmonary hypertension or other pulmonary artery obstructions
WHO group 5
Pulmonary hypertension with multifactorial mechanisms

1) Hoeper, Marius M., et al. "A global view of pulmonary hypertension." *The Lancet Respiratory Medicine* 4.4 (2016): 306-322
2) Dixon, Debra D., Amar Trivedi, and Sanjiv J. Shah. "Combined post-and pre-capillary pulmonary hypertension in heart failure with preserved ejection fraction." *Heart failure reviews* 21.3 (2016): 285-297. (Estimates 2.2M PH-HFpEF patients)
3) Guazzi, Marco. "Pulmonary hypertension in heart failure preserved ejection fraction: prevalence, pathophysiology, and clinical perspectives." *Circulation: Heart Failure* 7.2 (2014): 367-377.(PH-HFpEF =~50% of all US HFpEF patients)
4) Global Data epidemiological estimates

Disease Overview

- **Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF)**
  - Heart failure with impaired relaxation and stiffened myocardium, EF>40%
  - Pulmonary capillary wedge pressure (PCWP) >15 mm Hg
  - Pulmonary artery pressure (PAP) >25 mm Hg
  - Sustained backward hemodynamic transmission leads to right ventricle dysfunction



Group 1
(PAH)
PAP >25mmHg
Right
Heart
Pulmonary
Artery
Lungs
Pulmonary
Vein
Left
Heart
PAP >25mmHg
PCWP>15mm Hg
EF>40%
PH-HFpEF
PH-HFpEF
PH-HFpEF

TENAX THERAPEUTICS

Poor PH-HFpEF Patients Outcomes

PH-HFpEF + Right Ventricle Dysfunction Associated with Highest Mortality



100
80
60
40
20
0
Percent survival
P<0.0001
1
2
3
4
5
Years
PASP<47mmHg normal RV function
PASP<47mmHg RV dysfunction
PASP≥47mmHg normal RV function
PASP≥47mmHg RV dysfunction
PH-HFpEF Patients Normal RV
PH-HFpEF Patients w/ RV Dysfunction

Source: Mohammed, Selma F., et al. "Right ventricular systolic function in subjects with HFpEF: a community based study." (2011): A17407-A17407.

TENAX THERAPEUTICS

Mechanistic Rationale for Levosimendan in PH-HFpEF – More than just a Vasodilator


Cardio-Pulmonary System
Right Heart
Pulmonary Artery
Lungs
Pulmonary Vein
Left Heart
PH-HFpEF
PAP >25mmHg
PCWP>15mm Hg
EF>40%
Problem
RV Failure
Increased Pulmonary Congestion and Pressure
Reduced Cardiac Output
Levosimendan MOA
Ca Sensitizer
• Contraction
• Relaxation
K-ATP Channel Activator
(Smooth Muscle)
• Vasodilation
Ca Sensitizer
• Contraction
• Relaxation
Potential Benefits
Improved RV Function
Reduced Pulmonary Pressure
Improved LV Function

TENAX THERAPEUTICS

Levosimendan in Pulmonary Hypertension

Change in PVR (mean ± SEM) during 24-hour infusion



80
60
40
20
0
-20
-40
-60
Δ PVR (%)
P= 0.009*
-20%
-25%
-36%
-24%
-31%
-32%
1 h
2 h
4 h
6 h
8 h
24 h
Baseline
Day 0
levosimendan
placebo
Levosimendan Patients with Baseline PCWP >20mmHg
(Tenax retrospective subgroup analysis, n=6))

Levosimendan n=15
Placebo n=9

Multicenter, Randomized, Placebo Controlled, Pilot Study of Levosimendan in Pulmonary Hypertension Patients

***Primary Endpoint: Change in PVR at end of initial 24-hour infusion**

Source: Kleber, Franz X., et al. "Repetitive dosing of intravenous levosimendan improves pulmonary hemodynamics in patients with pulmonary hypertension: results of a pilot study." *The Journal of Clinical Pharmacology* 49.1 (2009): 109-115.

Levosimendan in Pulmonary Hypertension Patients with Right Heart Failure

(Prospective Observational Study- September 2017)

Primary Endpoint: Change in WHO Functional Class



A
P = 0.008
150
100
50
0
WHO-FC%
WHO-FC III
WHO-FC IV
baseline
post-treatment

A. Change in WHO-FC after infusion of levosimendan from basement to post-treatment. World Health Organization Function Class: WHO-FC.

Primary Endpoint: Change in Dyspnea Scores



B
P < 0.0001
6
4
2
0
borg dyspnea scores
baseline
post-treatment

B. Change in Borg dyspnoea scores from basement to post-treatment

Source: Jiang, Rong, et al. "Efficacy and Safety of a Calcium Sensitizer, Levosimendan, in Patients with Right Heart Failure due to Pulmonary Hypertension." *The Clinical Respiratory Journal* (2017).

TENAX THERAPEUTICS

Scientific Advisory Board

PH-HFpEF Development Plan Guided by World Recognized Experts in Pulmonary Hypertension and HFpEF

Stuart Rich, MD	- Professor of Medicine, Northwestern University Feinberg School of Medicine - Director, Pulmonary Vascular Disease Program, Bluhm Cardiovascular Institute - Previous FDA Cardio-Renal Advisory Committee Member - Recognized Global Pulmonary Hypertension Expert	Northwestern Medicine Feinberg School of Medicine
Daniel Burkhoff, MD, PhD	- Director Heart Failure, Hemodynamics and MCS Research at the Cardiovascular Research Foundation - Adjunct Associate Professor of Medicine, Columbia University	Cardiovascular Research Foundation; Columbia University
Sanjiv Shah, MD, FAHA, FACC, FASE	- Professor of Medicine, Northwestern University Feinberg School of Medicine - Director, T1 Center for Cardiovascular Therapeutics - Director, Northwestern HFpEF Program, Division of Cardiology, Dept of Medicine, Northwestern University Feinberg School of Medicine	Northwestern Medicine Feinberg School of Medicine

Levosimendan Phase 2 for PH-HFpEF

- **Multi-center, double-blind placebo-controlled study**
- **Enroll 36 evaluable patients at 12-15 sites**
  - PAP ≥35, PCWP ≥20, NYHA Class IIb/III, LVEF ≥40%
- **Primary Endpoints:**
  - Change from baseline PCWP with bicycle exercise (25Watts) at Week 6
  - 80% power to detect a ≥ 4.8 mmHg change in PCWP from baseline
- **Secondary Endpoints:**
  - Change in Cardiac Index at rest and with exercise
  - Change in PVR effect at rest and with exercise
  - Change in PCWP when supine and legs elevated
  - Patient global assessment
  - Exercise duration via 6 minute walk test
  - Physician's assessment of functional class
  - Clinical events: death and hospitalizations

Levosimendan Phase 2 for in PH-HFpEF Study Design


Open-Label Lead-In
24 hours
(0.1 µg/kg/min)
Chronic Phase
5 weeks
Week 6
Final Evaluation
Levosimendan
enrolled patients
Responders
n=36
Non-Responders
Levosimendan
n=18
weekly infusion
through Week 5
Placebo
n=18
titration at Week 4, as tolerated
(0.075 → 0.1 µg/kg/min)

TENAX

Attractive Commercial Opportunity

- **Large unmet medical need**
  - High mortality (up to 50% at 5 years)
  - Poor quality of life (poor exercise capacity)
  - No approved therapies
  - Large potential market
    - Estimated PH-HFpEF prevalence in the US >2,000,000
  - High value
    - Chronic therapy that addresses a large unmet medical need
- **IV levosimendan exclusivity as NCE**

TENAX THERAPEUTICS

Pulmonary Hypertension Prevalence and Market Size

Estimated Prevalence by WHO Group

Pharmaceutical Sales >$5 billion in 2016 (primarily in Group 1)


Misc.
3%
WHO Group 1
3%
WHO Group 4
2%
WHO Group 5
15%
WHO Group 3
9%
WHO Group 2
68%
$
United Therapeutics
$1.5B
Actelion-J&J
$2.0B
Pfizer
$285M
Gilead
$819M
Bayer
$279M

Source: Pulmonary Hypertension Association Strange G, et al. Heart. 2012;98(24):1805-11

Source: Company Annual Reports

TENAX THERAPEUTICS

PH-HFpEF with Right Heart Dysfunction (RHD): Large Target Market with Very High Needs


33%
(4,5)
+RHD
Patients
~400,000
50%
(5)
Diagnosed
US PH-HFpEF Patients
~1,250,000
Prevalence
US PH-HFpEF Patients
~2,500,000 (1,2,3,5)

Estimates based on :
1) Benjamin, Emelia J., et al. "Heart disease and stroke statistics—2017 update: a report from the American Heart Association." *Circulation* 135.10 (2017): e146-e603.
2) Lam CS, Roger VL, Rodeheffer RJ, Borlaug BA, Enders FT, Redfield MM.Pulmonary hypertension in heart failure with preserved ejection fraction: acommunity-based study. *J Am Coll Cardiol*. 2009;53:1119–1126.
3) Dixon, Debra D., Amar Trivedi, and Sanjiv J. Shah. "Combined post-and pre-capillary pulmonary hypertension in heart failure with preserved ejection fraction." *Heart failure reviews* 21.3 (2016): 285-297. (Estimates 2.2M PH-HFpEF patients)
4) Guazzi, Marco. "Pulmonary hypertension in heart failure preserved ejection fraction: prevalence, pathophysiology, and clinical perspectives." *Circulation: Heart Failure* 7.2 (2014): 367-377.
5) Global Data Epidemiologic Analysis and Primary Market Research May 2018

TENAX THERAPEUTICS

PH-HFpEF Unmet Need

Approved WHO Group 1 Drugs are **not** **Approved** **or** **Effective in** Group 2 Patients

Drug Class	Pulmonary Hypertension WHO Group 1 (PAH)	Pulmonary Hypertension WHO Group 2 (HFpEF)
PDE5 Inhibitors	FDA Approved	Efficacy not established (Hoendermis et al 2015-Negative)
Endothelin Receptor Antagonists	FDA Approved	Efficacy not established (MELODY Trial-Negative)
Soluble Guanylate Cyclase Stimulators	FDA Approved	Efficacy not established (DILATE Trial-Negative)
Prostacyclins (IV/SC/Inhaled/Oral)	FDA Approved	Efficacy not established (SOUTHPAW Trial - Ongoing)

PH-HFpEF Pharmacologic Treatment in Right Heart Failure

55% of surveyed physicians indicate that they treat their PH-HFpEF patients with right heart dysfunction differently than those without it. Common treatments are those used to more broadly treat HF - diuretics, beta blockers, and ACE inhibitors



Pharmacological Treatment by Respondents who Treat PH-HFpEF Patients with Right Heart Dysfunction Differently
% of Patients
60%
50%
40%
30%
20%
10%
0%
46%
43%
45%
51%
56%
57%
27%
30%
22%
25%
11%
17%
5%
8%
5%
9%
11%
15%
14%
26%
1%
1%
Off-label use despite high cost & lack of effectiveness
ACE inhibitors
Beta blockers
Diuretics
Angiotensin receptor antagonists...
Aldosterone antagonists
Digoxin
Corlanor/Procoralan
Entresto
Hydrazaline nitrate
PAH-approved drugs, used off-label
Others
PH-HFpEF without RVD
PH-HFpEF with RVD

Q. Do you treat PH-HFpEF patients with right heart dysfunction pharmacologically DIFFERENTLY than you PH-HFpEF patients who do NOT have right heart dysfunction?

Q. Of your diagnosed PH-HFpEF patients receiving pharmacological treatment, what percentages received the following drugs in 2017? Please provide your best estimates to the nearest whole number. If they were not treated with a particular therapy, please enter 0. Please note that the columns must eual at least 100 and will exceed 100% if multiple drugs are used

GlobalData.

Source: GlobalData Research & Analysis; N=51 (cardiologist and pulmonary hypertension)

TENAX THERAPEUTICS

Management

Anthony DiTonno CEO	- 40 years of experience in increasing levels of responsibility at life sciences companies - Avantis Medical Systems: CEO - NeurogesX: President and Chief Executive Officer - MBA from Drexel University; BA from St. Joseph University
Michael Jebsen President, CFO	- >15 years of financial and accounting experience - Grant Thornton, LLP: Auditor - RTI International: Chief Ethics Officer, Senior Internal Auditor - MS in Accounting from East Carolina University - CPA licensed in North Carolina
Doug Randall EVP, Commercial Business and Operations	- >33 years of pharmaceutical executive experience - Phyxius Pharma: Co-founder, CCO - The Medicines Company: VP of Commercial Operations - Sanofi-Aventis Pharmaceuticals: VP of US Diabetes Marketing - Aventis: VP of Sales
Doug Hay EVP, Regulatory Affairs	- >29 years of pharmaceutical regulatory experience - Phyxius Pharma: Co-founder, VP of Regulatory Affairs - The Medicines Company, Shire Pharmaceuticals: Regulatory Affairs - Bristol Myers Squibb: VP, Global Regulatory Sciences - PhD from Northern Arizona University

TENAX THERAPEUTICS

Board of Directors

Ronald Blanck, DO Chairman	- Martin, Blanck & Associates: Chairman - Retired Surgeon General of the Army - University of North Texas Health Science Center: President - Walter Reed Medical Center: Commander	UNT HEALTH SCIENCE CENTER Walter Reed National Military Medical Center
Chris Rallis	- Pappas Capital: Executive-in-Residence - ImmunoBiosciences: President and Chief Executive Officer - Triangle Pharmaceuticals, Inc.: President, COO - Aeolus Pharmaceuticals, Fennec Pharmaceuticals: Audit Committee Chairman	pappas CAPITAL Triangle Pharmaceuticals
Gerry Proehl	- Dermata Therapeutics, LLC: Founder, President, CEO and Director - Santarus, Inc.: President, Chief Executive Officer, Director - HMR: Vice President of Global Marketing - Sophiris Bio Inc., Ritter Pharmaceuticals, Inc., Kinetek Sports, Patara Pharma LLC, and MD Rejuvena, Inc: Director	dermata SANTARUS, INC.®
Jim Mitchum	- NephroGenex Inc.: Director - Heart to Heart International: CEO - Americas for EUSA Pharma: President - Enturia, Inc.: President, CEO - Sanofi-Aventis Group and Aventis Pharma UK: President and CEO	NephroGenex Heart to Heart INTERNATIONAL
Gregory Pepin	- Melixia SA: Senior Vice President - Vatea Fund: Managing Director - EOS Investment, Ltd.: Co-founder - Independent Wealth Management, SA: Co-founder, analyst	EOS INVESTMENT MANAGEMENT INDEPENDENT WEALTH MANAGEMENT

Capitalization Table

Capitalization as of November 20, 2018	Common Stock Equivalents
Common Stock	1,465,596
Stock Options (WA $75.70)	241,744
RSUs	19,914
Series C Warrants ($52.00 exercise)*	12,035
Other Warrants ($52.32 WA exercise)	108,738
Fully Diluted	1,848,027

* Price protection only to next offering price.

TENAX THERAPEUTICS

Summary:
The Opportunity for Levosimendan in PH-HFpEF

- **Area of high unmet medical need**
  - High mortality (up to 50% at 5 years)
  - Poor quality of life (poor exercise capacity)
  - No approved therapies in PH-HFpEF
- **Commercially attractive market**
  - Large potential market - Estimated PH-HFpEF prevalence in the US >2,000,000
  - High value chronic therapy that addresses a large unmet need
- **Mechanistic rationale for Levosimendan in PH-HFpEF**
  - Including mechanisms directed at right heart failure
- **Existing preliminary positive Phase 2 clinical data in Pulmonary Hypertension**
- **Phase 2 trial is underway**
- **IV Levosimendan exclusivity as NCE**